Exhibit 6.2

RENTALIST, INC.
2018 EQUITY INCENTIVE PLAN

Section 1.              Purpose; Definitions.   The purposes of the Rentalist, Inc. 2018 Equity Incentive Plan (the “Plan”) are to: (a) enable Rentalist, Inc., a Delaware corporation (the “Corporation”) and its respective affiliated companies to recruit and retain highly qualified personnel; (b) provide those employees, directors and consultants of the Corporation with an incentive and advisors as employees, directors, and consultants for productivity; and (c) provide those personnel and advisors with an opportunity to share in the growth and value of the Corporation.

For purposes of the Plan, the following capitalized words and phrases will be defined as set forth below, unless the context clearly requires a different meaning:

(a)           “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.

(b)           “Award” means a grant of Options or Restricted Stock pursuant to the provisions of the Plan.

(c)           “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(d)           “Board” means the Board of Directors of the Corporation, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in the Plan to the “Board” will be deemed to also refer to that Committee in connection with matters to be performed by that Committee.

(e)           “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Corporation or its Affiliates public disgrace or disrepute, or adversely affects the Corporation’s or its Affiliates’ operations or financial performance or the relationship the Corporation has with its Affiliates; (ii) gross negligence or willful misconduct with respect to the Corporation or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of the subject employment or engagement with the Corporation or its Affiliates; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Corporation (other than due to a Disability), which failure, refusal or inability is not cured within 30 days after delivery of notice thereof; (v) material breach of any agreement with or duty owed to the Corporation or any of its Affiliates; or (vi) any breach of any obligation or duty to the Corporation or any of its Affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights.  Notwithstanding the foregoing, if a Participant and the Corporation (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,”

then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f)            “Change of Control” means, with respect to any entity and except for the sole purpose of changing domicile: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by shareholders or other equity holders made as part of an underwritten public offering of the common stock of the entity) by shareholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock or other equity interests of the entity to one or more Persons, (ii) the sale of all or substantially all the assets of the entity (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization), or (iii) the liquidation or dissolution of the entity.

(g)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)           “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(i)            “Director” means a member of the Board.

(j)            “Disability” means a condition rendering a Participant Disabled.

(k)           “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)          “Fair Market Value” means, with respect to a Share, as of any date: (i) in the case of any determination thereof other than in connection with a Change of Control, (x) if the Shares are not publicly traded, the value of such Shares on that date, as determined by the Board after using a valuation method that complies with regulations for determining fair market value as promulgated by the Internal Revenue Service; or (y) if the Shares are publicly traded, the last sale price of a Share on the trading day immediately prior to the date of determination of fair market value or, if no sale is publicly reported on such trading day, the last sale price of a Share prior to the date of determination of fair market value; and (ii) in the case of any determination thereof in connection with a Change of Control, the value of a Share attributable to such Shares in the transaction giving rise to the such Change of Control or, if no such value is so attributable, the value as determined by the Board after using a valuation method that complies with regulations for determining fair market value as promulgated by the Internal Revenue Service.

(n)           “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(o)           “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with

Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m).

(p)           “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(q)           “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(r)            “Participant” means an employee, consultant, Director, or other service provider of or to the Corporation or any of its respective Affiliates to whom an Award is granted.

(s)            “Person” or “Persons” means an individual(s), partnership(s), corporation(s), limited liability company(ies), trust(s), joint venture(s), unincorporated association(s), or other entity(ies) or association(s).

(t)            “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.

(u)           “Shares” means shares of the Corporation’s Class A Common Stock, par value $0.001 per share, subject to substitution or adjustment as provided in Section 3(c) hereof.

(v)           “Shareholders’ Agreement” means any Shareholders’ Agreement, Voting Agreement, Right of First Refusal and Co-Sale Agreement, Stock Restriction Agreement or other similar agreement to be executed and delivered by a Participant at the time of any event of an Award or upon the exercise of any Options subject to an Award, as determined by the Board, and in such form from time to time prescribed by the Board, as amended from time to time.

(w)          “Subsidiary” means, with respect to the Corporation, a subsidiary corporation, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code.

Section 2.              Administration.  The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

Subject to the requirements of the Corporation’s Bylaws (as the same may be amended and/or restated from time to time), Certificate of Incorporation (as the same may be amended and/or restated from time to time) and/or any other agreement that governs the appointment of Board committees, any Committee established under this Section 2 will be composed of not fewer than 2 members, each of whom will serve for such period of time as the Board determines; provided, however, that if the Corporation has a class of securities required to be registered under Section 12 of the Exchange Act, all members of any Committee established pursuant to this Section 2 will be Non-Employee Directors.  From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

Directors who are eligible for Awards or have received Awards may vote on any matters affecting the administration of the Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the grant of Awards to himself or herself.

The Board will have full authority to grant Awards under this Plan.  In particular, subject to the terms of the Plan, the Board will have the authority:

(a)           to select the Persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in Section 4);

(b)           to determine the type of Award to be granted to any Person hereunder;

(c)           to determine the number and type of Shares, if any, to be covered by each Award (consistent with the provisions of Section 3 regarding the maximum number of Shares subject to the Plan);

(d)           to establish the terms and conditions of each Award Agreement;

(e)           to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d); and

(f)            to require execution of a Shareholders’ Agreement which may include, among other things, restrictions on resale of Shares and/or a requirement to sell Shares in connection with a Change of Control or other similar transactions, and may impose a limitation on marketability in connection with a public offering of the Corporation’s stock.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan.  The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all Persons, including the Corporation and Participants.  No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

Section 3.              Shares Subject to the Plan.

(a)           Shares Subject to the Plan.  The Shares to be subject to Options or Restricted Stock under the Plan will be authorized and unissued Shares of the Corporation, whether or not previously issued and subsequently acquired by the Corporation.  The maximum number of

Shares that may be subject to Options or Restricted Stock under the Plan, following the Corporation filing an amendment to its Certificate of Incorporation authorizing the requisite number of shares, is 500,000.  The Corporation will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b)           Effect of the Expiration or Termination of Awards.  If and to the extent that an Option expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option will again become available for grant under the Plan.  Similarly, if any Restricted Share is canceled, forfeited or repurchased for any reason, or if any Share is withheld pursuant to Section 9(d) in settlement of a tax withholding obligation associated with an Award, that Share will again become available for grant under the Plan.  If any Share is received in satisfaction of the exercise price payable upon exercise of an Option, that Share will become available for grant under the Plan.

(c)           Other Adjustment.  In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments may be made by the Board, in its sole and absolute discretion, to (i) the aggregate number, type and issuer of the securities reserved for issuance under the Plan, (ii) the number, type and issuer of Shares subject to outstanding Options, (iii) the exercise price of outstanding Options, and (iv) the number, type and issuer of Restricted Stock.

(d)           Change of Control.  Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change of Control of the Corporation or any of its Affiliates, the Board, as constituted prior to such Change of Control, may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change of Control:  (i) cause any or all outstanding Options to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock to become non-forfeitable, in whole or in part; (iii) cancel any Option in exchange for an option to purchase common stock of any successor corporation or its parent in a manner consistent with the requirements of Treas. Reg. § 1.424-1 (a)(4)(i) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock in exchange for restricted shares of the common stock of any successor corporation; (v) redeem any Restricted Stock for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted Share on the date of the Change of Control; or (vi) cancel any Option held by a Participant affected by the Change of Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change of Control and the exercise price of that Option; provided, however, that if the Fair Market Value per Share on the date of the Change of Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor.

For purposes of clause (d)(iii) in this Section 3, the exchange of an Option issued under the Plan for an option to purchase common stock of any successor corporation or its parent shall be permitted only to the extent that the ratio of the exercise price to the fair market value of the shares subject to the Option immediately after the substitution or assumption is not greater than the ratio of the exercise price to the Fair Market Value of the Shares subject to the Option immediately before the substitution or assumption.

Section 4.              Eligibility.  Employees, Directors, consultants, and other individuals who provide services to the Corporation or its Affiliates are eligible to be granted Awards under the Plan.  Persons who are not employees of the Corporation or a Subsidiary are not eligible to be granted Incentive Stock Options but are eligible to be granted other types of Awards.

Section 5.              Options.  Options granted under the Plan may be of two types: (i) Incentive Stock Options, or (ii) Non-Qualified Stock Options.  Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve.  Without limiting the generality of Section 3(a), any number of the maximum number of Shares provided for in Section 3(a) may be subject to Incentive Stock Options or Non-Qualified Stock Options, or any combination thereof.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(a)           Option Price.  The exercise price per Share purchasable under an Incentive Stock Option or a Non-Qualified Stock Option will be not less than 100% of the Fair Market Value of the Share on the date of the grant.  However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Corporation or of a Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

(b)           Option Term. The term of each Option will be fixed by the Board, but no Incentive Stock Option will be exercisable more than 10 years after the date the Option is granted.  However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Corporation or of a Subsidiary may not have a term of more than 5 years.  No Option may be exercised by any Person after expiration of the term of the Option.

(c)           Exercisability.  Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board at the time of grant.  If the Board provides, in its sole and absolute discretion, that any Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board determines, in its sole and absolute discretion.

(d)           Method of Exercise.  Subject to the exercisability provisions of Section 5(c) and the termination provisions set forth in Section 6, Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by the delivery of written notice of exercise by the Participant to the Corporation specifying the number of Shares to be purchased.  Such notice will be accompanied by payment in full of the purchase price, either by cash or certified or bank check, or such other means as the Board may accept in its sole discretion.  As determined by the Board, in its sole and absolute discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of previously acquired Shares may be authorized only at the time the Option is granted.

No Shares will be issued upon exercise of an Option until full payment therefor has been made.  A Participant will not have the right to distributions or dividends or any other rights of a shareholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 9(a) hereof.

(e)           Incentive Stock Option Limitations.  In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Corporation or any Subsidiary will not exceed $100,000.  For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted.  To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f)            Termination of Service.  Unless otherwise specified in the Award Agreement, Options will be subject to the terms of Section 6 with respect to exercise upon or following termination of employment or other service.

(g)           Transferability of Options.  Except as may otherwise be specifically determined by the Board with respect to a particular Option, no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and all Options will be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his or her Disability, by his or her personal representative.

Section 6.              Termination of Service.  Unless otherwise specified with respect to a particular Option in the applicable Award Agreement, all Options will remain exercisable after termination of employment only to the extent specified in this Section 6.

(a)           Termination by Reason of Death.  If a Participant’s service with the Corporation or any Affiliate terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine, at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring on the earliest to occur of (i) such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) the expiration of the stated term of such Option.

(b)           Termination by Reason of Disability.  If a Participant’s service with the Corporation or any Affiliate terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his or her personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring on the earliest to occur of (i) such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) the expiration of the stated term of such Option.

(c)           Cause.  If a Participant’s service with the Corporation or any Affiliate is terminated for Cause:  (i) any Option not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Corporation has not yet delivered share certificates will be immediately and automatically forfeited and the Corporation will refund to the Participant the Option exercise price paid for such Shares, if any.

(d)           Other Termination.  If a Participant’s service with the Corporation or any Affiliate terminates for any reason other than death, Disability or Cause, then, except as otherwise provided in the applicable Award Agreement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring on the earliest to occur of (i) such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) the expiration of the stated term of such Option.

Section 7.              Restricted Stock.

(a)           Issuance.  Restricted Stock may be issued either alone or in conjunction with other Awards.  The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards.

(b)           Awards and Certificates.  The Award Agreement evidencing the grant of any Restricted Stock will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion.  The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Corporation an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.  The purchase price for Restricted Stock may, but need not, be zero.

A share certificate will be issued in connection with each Award of Restricted Stock.  Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by (i) this Plan, the Award Agreement, a Shareholders’ Agreement, or any other agreement governing the issuance of such Award of Restricted Stock, or (ii) by applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION

STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH PLEDGE, HYPOTHECATION, SALE OR TRANSFER IS EXEMPT THEREFROM UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, AND/OR FORFEITURE CONDITIONS AS SET FORTH IN THE RENTALIST, INC. 2018 EQUITY INCENTIVE PLAN, A RESTRICTED STOCK AWARD AGREEMENT, AND/OR A SHAREHOLDERS’ (OR SIMILAR) AGREEMENT(S), COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

Share certificates evidencing Restricted Stock will be held in custody by the Corporation or in escrow by an escrow agent until the restrictions thereon have lapsed.  As a condition to any Restricted Stock Award, the Participant may be required to deliver to the Corporation a stock power, endorsed in blank, relating to the Shares covered by such Award.

(c)           Restrictions and Conditions.  The Restricted Stock awarded pursuant to this Section 7 will be subject to the following restrictions and conditions, and any other restrictions and conditions set forth in the Award Agreement:

(i)            During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan.  The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii)           Except as provided in this Paragraph (ii) or Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Stock, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the Shares, and the right to receive any cash distributions or dividends.  Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii)          Subject to the applicable provisions of the Award Agreement, if a Participant’s service with the Corporation and its Affiliates terminates prior to the expiration of the Restriction Period, all of that Participant’s Restricted Stock which then remain subject to forfeiture will then be forfeited automatically.

(iv)          If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock lapse pursuant to Section 3(d) hereof), the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 7(b) hereof applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

Section 8.              Amendments and Termination.  The Board may amend, alter or discontinue the Plan at any time, but except as otherwise provided in Section 3(d) of the Plan, no amendment, alteration or discontinuation will be made which (i) would impair the rights of a Participant with respect to an Award, without that Participant’s consent, or (ii) would (a) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 3(c) hereof), or (b) change the Persons or class of Persons eligible to receive Awards, without the approval by the shareholders of the Corporation within 365 days of the date on which such amendment is adopted by the Board in a manner consistent with Section 1.422-5 of the Treasury Regulations.

Section 9.              General Provisions.

(a)           The Board may require each Participant to represent to and agree with the Corporation in writing that the Participant is acquiring securities of the Corporation for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate.  The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws.

(b)           All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)           Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)           Neither the adoption of the Plan nor the execution of any document in connection with the Plan will (i) confer upon any employee of the Corporation or an Affiliate any right to continued employment or engagement with the Corporation or such Affiliate, or (ii) interfere in any way with the right of the Corporation or such Affiliate to terminate the employment of any of its employees at any time.

(e)           No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Corporation, or make arrangements satisfactory to the Board regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including, without limitation, Shares that are part of the Award that gives rise to the withholding requirement.  However, any required withholding obligations may not be settled with Shares of Restricted Stock awarded under this Plan.  The obligations of the Corporation under the Plan will be conditioned on such payment or arrangements and the Corporation will, to the extent permitted by law, have the right to deduct any such Social Security contribution and taxes from any payment of any kind otherwise due to the Participant.

Section 10.            Effective Date of Plan.  Subject to the approval of the Plan by the Corporation’s shareholders within 12 months of the Plan’s adoption by the Board, the Plan will become effective on the date that it is adopted by the Board.

Section 11.            Term of Plan.  The Plan will continue in effect until terminated in accordance with Section 8 hereof; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of shareholder approval of the Plan (or, if the shareholders approve an amendment that increases the number of Shares subject to the Plan, the 10th anniversary of the date of such approval); provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond such date.

Section 12.            Invalid Provisions.   In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

Section 13.            Governing Law.   The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware without regard to the application of the principles of conflicts of laws of the State of Delaware or any other jurisdiction.

Section 14.            Board Action.   Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain shareholders of the Corporation or other Persons required by:

(a)           the Corporation’s Certificate of Incorporation (as the same may be further amended and/or restated from time to time);

(b)           the Corporation’s Bylaws (as the same may be amended and/or restated from time to time); and

(c)           any other agreement, instrument, document or writing now or hereafter existing, between or among the Corporation and its shareholders or other Persons (as the same may be amended from time to time).

Section 15.            Notices.  Any notice to be given to the Corporation pursuant to the provisions of the Plan shall be given by registered or certified mail, postage prepaid, and, addressed, if to the Corporation to its principal executive office to the attention of its President or Chief Executive Officer (or such other Person as the Corporation may designate in writing from time to time), and, if to a Participant, to the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant may hereafter designate in writing to the Corporation.  Any such notice shall be deemed given or delivered 3 days after the date of mailing.

ADOPTION AND APPROVAL OF PLAN

Date Plan adopted by Board: July 19, 2018

Date Plan approved by Shareholders:  July 19, 2018